UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 16, 2010 (July 13, 2010)

ANCHOR FUNDING SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-52589	20-5456087
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10801 Johnston Road, Suite 210 Charlotte, CA	28226
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(866) 789-3863

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                     Entry into Material Definitive Agreement.

On July 13, 2010, Anchor Funding Services, Inc. (the "Company") entered into a Memorandum Of Understanding (the "Agreement) with the Minority Members of its 80% owned subsidiary, Brookridge Funding Services, LLC ("Brookridge"). The purpose of this Agreement is to rescind the Company's  acquisition of certain assets of Brookridge Funding, LLC that occurred on December 7, 2009.

Under the terms of the Agreement, the Minority Members of Brookridge have until October 7, 2010 to purchase Anchor's interest in Brookridge at book value and retire Brookridge's debt with its lender, MGM Funding, LLC. If this does not occur by October 7, 2010, then the Company has until October 12, 2010 to purchase the Minority Members interest at book value.

At the Closing of either of these transactions the parties will sign Mutual Releases and the party not purchasing the other party's interests will enter into a non-solicitation agreement preventing it from soliciting Brookridge customers for two years.

In April 2010, Brookridge incurred a credit loss of approximately $650,000 due to what appears to be a fraud committed by a Brookridge client (hereinafter referred to as a "Sherburne Account" client). Anchor’s interest in this loss is 80% or approximately $520,000. Brookridge financed inventory purchased by this client who sold the inventory for the benefit of another company not funded by Brookridge resulting in the loss of Brookridge’s collateral rights in the inventory. As a result, Brookridge recorded a charge of $650,000 for credit losses in April, 2010. Brookridge is currently pursuing all collection remedies available to it under its purchase order and factoring agreements. The Agreement provides for 80% of any recovery of the credit loss to benefit the Company and the remaining 20% to benefit the Minority Members.

Item 7.01.                     Regulation FD Disclosure

On July 16, 2010, the Company issued a press release, a copy of which is appended hereto.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibit.

The following exhibit is filed with this Form 8-K.

10.1	Memorandum of Understanding dated July 13, 2010 (Filed herewith).

99.1	Press release dated July 16, 2010. (Filed herewith).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANCHOR FUNDING SERVICES, INC., a Delaware corporation

July 16, 2010	By:	/s/ Brad Bernstein
Brad Bernstein, President and Chief Financial Officer